Exhibit 5.6

Barristers & Solicitors / Patent & Trade-mark Agents
Norton Rose Fulbright Canada LLP
400 3rd Avenue SW, Suite 3700
Calgary, Alberta T2P 4H2 CANADA
August 5, 2016
F: +1 403.264.5973
nortonrosefulbright.com

TO:                         TransCanada Trust

TransCanada PipeLines Limited

450 - 1st Street S.W.

Calgary, Alberta, Canada

T2P 5H1

Dear Ladies and Gentlemen:

Re:                             TransCanada Trust and TransCanada PipeLines Limited (the “Companies”)

Dear Ladies and Gentlemen:

We hereby consent to the reference to our firm name on the fifth page and under the headings “Certain Canadian Federal Income Tax Considerations”, “Legal Matters”, “Interests of Experts” and “Documents Filed as Part of the Registration Statement” in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333- 212720) of the Companies.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

(signed) “Norton Rose Fulbright Canada LLP”

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc. and Norton Rose Fulbright US LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.